UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 27, 2026

LUXFER HOLDINGS PLC

(Name of Registrant as Specified in Charter)

England and Wales	001-35370	98-1024030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3016 Kansas Avenue,

Riverside, CA, 92507

(Address and Zip Code of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: +1 414-269-2419

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value £0.50 each	LXFR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

Transaction Agreement

On July 26, 2026, Luxfer Holdings PLC, a public limited company (the “Company”), entered into a Transaction Agreement (the “Transaction Agreement”) with Double Eagle Acquisition Buyer, Inc., a Delaware corporation (“Buyer”). Buyer is a newly formed holding company owned by funds managed by Wynnchurch Capital L.P. (“Wynnchurch”). Pursuant to the Transaction Agreement, upon the terms and subject to the conditions set forth therein, Buyer will acquire the entire issued share capital of the Company (the “Transaction”), pursuant to a court sanctioned English law scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme of Arrangement”).

The board of directors of the Company (the “Company Board”) (i) approved and declared the Transaction Agreement, and the transactions contemplated thereby, including the Transaction, the Scheme of Arrangement and the other transactions contemplated thereby fair to and in the best interests of the Company and its shareholders as a whole, (ii) declared that it is advisable and in the best interests of the Company’s shareholders that the Company enter into the Transaction Agreement and consummate the Transaction, the Scheme of Arrangement and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, (iii) directed that an application be made to the High Court of Justice in England and Wales (the “Court”) to seek directions relating to the Scheme of Arrangement and (iv) resolved that it will, subject to the terms and conditions of the Transaction Agreement, recommend that the Company’s shareholders vote in favor of all of the resolutions comprising the Company Shareholder Approval (as defined in the Transaction Agreement) at duly held meetings of such shareholders for such purposes.

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Transaction Agreement and the Scheme of Arrangement, at the effective time of the Transaction (the “Effective Time”), all of the ordinary shares, with a par value of £0.50 per share, of the Company (“Company Ordinary Shares”), then outstanding will be transferred from the holders of Company Ordinary Shares (“Company Shareholders”) to Buyer, and the Company Shareholders will be entitled, pursuant to and in accordance with the terms of the Scheme of Arrangement, to receive $17.37 in cash per Company Ordinary Share (the “Consideration”).

Non-Solicitation; Superior Proposal

Subject to certain exceptions, the Company has agreed not to solicit, initiate, knowingly induce, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, relate to or that could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Transaction Agreement), or take certain other restricted actions in connection therewith. Notwithstanding the foregoing, if prior to obtaining the Company Shareholder Approval, the Company receives a bona fide, written Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Transaction Agreement that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in the Transaction Agreement), and, after consultation with the Company’s outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties, then the Company may take certain actions to participate in discussions and negotiations and furnish information with respect to such Acquisition Proposal.

Closing Conditions

Consummation of the Transaction is subject to the satisfaction or waiver of certain customary closing conditions set forth in the Transaction Agreement, including (i) obtaining the Company Shareholder Approval, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and approvals and clearance under the antitrust laws and foreign investment laws of certain other jurisdictions, (iii) the absence of certain orders or laws prohibiting the consummation of the Transaction, and (iv) the sanctioning of the Scheme of Arrangement by the Court and the delivery of the Court order to the Registrar of

Companies in England and Wales. The obligation of each party to consummate the Transaction is also subject to other customary closing conditions, including the absence of a material adverse effect with respect to the Company, the accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Transaction Agreement, and compliance in all material respects with the other party’s obligations under the Transaction Agreement.

Termination Rights and Termination Fees

The Transaction Agreement contains certain customary termination rights for the Company and Buyer, including (i) by the mutual written consent of the parties, (ii) if the closing does not occur by February 26, 2027 (the “End Date”), (iii) a court or governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transaction, (iv) if the Court affirmatively declines or refuses to sanction the Scheme of Arrangement, (v) the meeting of the Company Shareholders to be held as the Court may direct in relation to the Scheme of Arrangement (the “Scheme Meeting”) and the general meeting of the Company Shareholders to be convened in connection with the Scheme of Arrangement (the “Company GM”) have been held and the Company Shareholder Approval has not been obtained, (vi) by Buyer, if the Company Board effects an Adverse Recommendation Change (as defined in the Transaction Agreement) or if the Company materially or intentionally breaches its non-solicitation obligations, (vii) by the Company, if the Company Board effects an Adverse Recommendation Change in respect of a Superior Proposal in accordance with the Transaction Agreement, or (viii) if the other party breaches its representations, warranties or covenants in a manner that would cause the conditions to the closing of the Transaction set forth in the Transaction Agreement to not be satisfied, and such party fails to cure such breach.

Upon termination of the Transaction Agreement in accordance with its terms, under specified circumstances, including (i) by the Company to accept a Superior Proposal or (ii) by Buyer if the Company Board changes, withholds or withdraws its recommendation to the Company Shareholders or the Company materially or intentionally breaches its non-solicitation obligations, in each case, prior to the receipt of the Company Shareholder Approval, the Company will be required to pay Buyer a fee (the “Company Termination Payment”) of $18,000,000. The Company is also required to pay the Company Termination Payment if Buyer terminates the Transaction Agreement due to the failure of the closing date to occur by the End Date and at such time Buyer could have terminated pursuant to the foregoing clause (ii). The Company is also required to pay the Company Termination Payment if (a)(I) the Company or Buyer terminates the Transaction Agreement due to (x) the failure of the closing to occur by the End Date or (y) the failure to obtain the Company Shareholder Approval following the completion of the Scheme Meeting and the Company GM, or (II) Buyer terminates the Transaction Agreement if the Company breaches its representations, warranties or covenants in a manner that would cause the conditions to the closing of the Transaction to not be satisfied and fails to cure such breach, (b) following the execution of the Transaction Agreement, an Acquisition Proposal is made directly to the Company Shareholders or is otherwise publicly disclosed and, in each case of clause (a)(I)(y) or clause (a)(II), not withdrawn within five (5) Business Days prior to any other termination, and (c) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement in respect of such Acquisition Proposal (whether or not such Acquisition Proposal is subsequently consummated), or an Acquisition Proposal is consummated.

If the Company terminates the Transaction Agreement (i) due to Buyer breaching its representations, warranties or covenants in a manner that would cause the conditions to the closing of the Transaction to not be satisfied and fails to cure such breach or (ii) if all conditions to the Transaction have been and continue to be satisfied (subject to customary exceptions), and Buyer fails to consummate the Transaction after receiving written notice from the Company, then Buyer will be required to pay the Company a fee (the “Buyer Termination Payment”) equal to $32,250,000 in cash. Buyer is also required to pay the Buyer Termination Payment if Buyer terminates the Transaction Agreement due to the failure of the closing date to occur by the End Date and at such time the Company could have terminated pursuant to the foregoing clauses (i) or (ii).

Treatment of Company Equity Awards

Pursuant to the Transaction Agreement, the following shall occur as of the Effective Time, contingent upon the occurrence of the Effective Time:

(1)	Each option to acquire Company Ordinary Shares granted pursuant to the Company’s Long-Term Umbrella Incentive Plan (the “Company LTIP”) that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Share Option”), whether vested or unvested, that is subject to only time-based vesting conditions shall (i) become fully vested (to the extent unvested) and (ii) be cancelled and converted into the right to receive an amount in cash equal to the sum of (a) the product of (I) the excess, if any, of the Consideration, over the applicable exercise price per Company Ordinary Share of such Company Share Option, multiplied by (II) the total number of Company Ordinary Shares subject to such Company Share Option immediately prior to the Effective Time and (b) any accrued but unpaid dividend equivalent payments granted in tandem with such Company Share Option (without interest), subject to any applicable tax withholding.

(2)	Each Company Share Option underlying a Company PSU Award (as defined below), whether vested or unvested, that is subject to performance-based vesting conditions shall (i) to the extent then unvested, become vested to the extent the performance conditions applicable to such Company Share Option, as determined reasonably and in good faith by the Company Board or the Remuneration Committee of the Company, are achieved based on actual performance results achieved as of the closing date, with the number of Company Ordinary Shares deemed vested in accordance with the foregoing then multiplied by a fraction, (a) the numerator of which is the number of days during the applicable performance period that have elapsed prior to and including the closing date and (b) the denominator of which is the total number of days in such performance period, rounded down to the nearest whole number of shares (such resulting number of shares, the “Earned Shares”), and (ii) be cancelled and converted into the right to receive an amount in cash equal to the sum of (A) the product of (I) the excess, if any, of the Consideration, over the applicable exercise price per Company Ordinary Share of such Company Share Option, multiplied by (II) the total number of Earned Shares and (B) any accrued but unpaid dividend equivalent payments granted in tandem with such Company Share Option (without interest), subject to any applicable tax withholding. Each Company Share Option that has a per-share exercise price that is greater than the Consideration shall be cancelled as of the Effective Time for no consideration.

(3)	Pursuant to the Transaction Agreement, effective upon the Effective Time, each award of restricted share units (“RSUs”) in respect of Company Ordinary Shares granted pursuant to the Company LTIP or the Company’s Amended and Restated Non-Executive Directors Equity Incentive Plan that is outstanding immediately prior to the Effective Time that is subject to only time-based vesting conditions (each, a “Company RSU Award”) shall (i) become fully vested and (ii) be cancelled and converted into the right to receive an amount in cash equal to the sum of (a) the product of (I) the Consideration multiplied by (II) the number of Company Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time and (b) any accrued but unpaid dividend equivalent payments granted in tandem with such Company RSU Award (without interest), subject to any applicable tax withholding.

(4)	Each award of RSUs granted pursuant to the Company LTIP that is outstanding immediately prior to the Effective Time and is subject to performance-based vesting conditions (each, a “Company PSU Award”) shall (i) become fully vested based on performance conditions applicable to such Company PSU Award measured based on actual performance results achieved as of the closing date, as determined reasonably and in good faith by the Company Board or the Remuneration Committee, with the number of Company Ordinary Shares deemed earned in accordance with the foregoing then multiplied by a fraction, (a) the numerator of which is the number of days during the applicable performance period that have elapsed prior to and including the closing date and (b) the denominator of which is the total number of days in such performance period, rounded down to the nearest whole number of shares (such resulting number of shares, the “Earned PSUs”), and (ii) be cancelled and converted into the right to receive an amount in cash equal to the sum of (A) the product of (I) the Consideration multiplied by (II) the number of Earned PSUs and (B) any accrued but unpaid dividend equivalent payments granted in tandem with such Company PSU Award (without interest), subject to any applicable tax withholding.

Other Terms of the Transaction Agreement

The Company and Buyer have each made customary representations, warranties and covenants in the Transaction Agreement. Among other things, the Company has agreed, subject to certain exceptions, from the date of the Transaction Agreement until the earlier to occur of the termination of the Transaction Agreement in accordance with its terms and the Effective Time, (i) to conduct its business in all material respects in the ordinary course, and (ii) not to take certain actions prior to the Effective Time without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned).

If the Transaction is consummated, the Company Ordinary Shares will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

The foregoing summary of the Transaction Agreement and the transactions contemplated thereby, including the Transaction, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transaction Agreement attached hereto as Exhibit 2.1, and incorporated herein by reference.

The Transaction Agreement has been attached as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Buyer or their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Transaction. The representations, warranties and covenants contained in the Transaction Agreement were made only for purposes of the Transaction Agreement as of the specific dates therein, were made solely for the benefit of the parties to the Transaction Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts, to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and investors should not rely on them as statements of fact. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Transaction Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Buyer and the transactions contemplated by the Transaction Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Transaction Agreement and the Voting Agreement, as well as in the other filings that the Company will make with the Securities and Exchange Commission (the “SEC”).

Financing Commitments

Buyer has obtained an equity financing commitment from a fund managed by Wynnchurch and a debt financing commitment from funds managed by an institutional lender for the Transaction, the aggregate proceeds of which will be sufficient for Buyer to pay the aggregate Consideration, any amounts required to repay the Company’s existing indebtedness as set forth in the Transaction Agreement, and all related fees and expenses of Buyer in connection with the transactions contemplated by the Transaction Agreement. The obligations of the equity investor to provide equity financing under the equity commitment letter are subject to customary conditions and the obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary conditions. The consummation of the Transaction is not subject to any financing condition.

The equity investor has also provided a guarantee in favor of the Company, to guarantee, subject to certain limitations set forth therein (including the satisfaction or waiver of certain of the conditions set forth in the Transaction Agreement), the payment by Buyer of the Buyer Termination Payment and certain indemnity and reimbursement obligations of Buyer to the extent payable by Buyer in accordance with the terms of the Transaction Agreement.

Voting Agreements

Concurrent with the execution of the Transaction Agreement, Buyer entered into Voting Agreements with certain executive officers of the Company, solely in their capacity as Company Shareholders providing that, among other things, subject to the terms and conditions set forth therein, such Company Shareholders will support the Transaction and the transactions contemplated thereby, including by voting their Company Ordinary Shares in favor of the Scheme of Arrangement at the Scheme Meeting and the shareholder resolution at the Company GM.

Item 8.01. Other Events.

On July 27, 2026, the Company issued a press release announcing the entry into the Transaction Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein. On July 27, 2026, Wynnchurch issued a press release announcing the entry into the Transaction Agreement. A copy of the press release is attached as Exhibit 99.2 and is incorporated by reference herein.

Additional Information about the Transaction and Where to Find It

In connection with the proposed Transaction between the Company and Buyer, the Company will file with the SEC a proxy statement on Schedule 14A. Additionally, the Company may file other relevant materials with the SEC in connection with the proposed Transaction. Investors and securityholders of the Company are urged to read the proxy statement (which will include notices convening the Scheme Meeting and the Company GM and an explanatory statement in respect of the Scheme of Arrangement of the Company, in accordance with the requirements of the U.K. Companies Act 2006) and any other relevant materials filed or that will be filed with the SEC, as well as any amendments or supplements to these materials and documents incorporated by reference therein, carefully and in their entirety when they become available because they contain or will contain important information about the proposed Transaction and related matters. The definitive version of the proxy statement will be mailed or otherwise made available to the Company’s securityholders. Investors and securityholders will be able to obtain a copy of the proxy statement (when it is available) as well as other filings containing information about the proposed Transaction that are filed by the Company with the SEC, free of charge on EDGAR at www.sec.gov, on the investor relations page of the Company’s website at https://www.luxfer.com/investors, or by contacting the Company’s investor relations department at Investor.Relations@Luxfer.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company Shareholders in respect of the Transaction. Information about the Company’s directors and executive officers is set forth in the proxy statement for the Company’s 2026 Annual General Meeting, which was filed with the SEC on April 30, 2026. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed Transaction when they become available.

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including with respect to the proposed acquisition of the Company, and readers are cautioned not to place undue reliance on such statements. Such forward-looking statements include, but are not limited to, the ability of Buyer and the Company to complete the transactions contemplated by the Transaction Agreement, including statements about the Transaction, statements about the expected timetable for completing the Transaction, the Company’s beliefs and expectations and statements about the benefits sought to be achieved in the proposed acquisition, and the potential effects of the acquisition on the Company. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed Transaction will be satisfied on the expected timetable or at all. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the proposed Transaction; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the proposed Transaction contained in the Transaction Agreement may not be satisfied or waived (including, but not limited to, the failure to obtain the Company Shareholder Approval and the failure to obtain the sanction of the Court); the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement; the effects of disruption from the transactions contemplated by the Transaction Agreement and the impact of the announcement and pendency of the Transaction on the Company’s business, including its ability to retain and hire key personnel and maintain relationships with customers; the risk that any announcements relating to the Transaction could have adverse effects on the market price of the Company Ordinary Shares; the risk of any unexpected costs or expenses resulting from the Transaction; the risk that shareholder litigation in connection with the Transaction may result in significant costs of defense, indemnification and liability; and other risks related to the Company’s business.

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s other filings with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
2.1*	Transaction Agreement, dated as of July 26, 2026, by and between Luxfer Holdings PLC and Double Eagle Acquisition Buyer, Inc.
99.1	Press Release of Luxfer Holdings PLC, dated July 27, 2026.
99.2	Press Release of Wynnchurch Capital, L.P., dated July 27, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) and Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUXFER HOLDINGS PLC

Date: July 27, 2026	By:	/s/ Benjamin M. Coulson
	Name:	Benjamin M. Coulson
	Title:	Corporate Controller & Company Secretary